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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Applied Digital Solutions, Inc. (formerly Applied Cellular Technology, Inc.) of our report dated February 24, 1998, relating to the financial statement which appears in Applied Digital Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 24, 1998 relating to the financial statement schedule, which is included as Exhibit 23.4 to this Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.




/s/ Rubin, Brown, Gornstein & Co. LLP

Rubin, Brown, Gornstein & Co. LLP
St. Louis, Missouri

June 26, 2000